Exhibit 99.1

News Release
Media Contact:	Ron Rogers	Investor Contact:	Scott Gleason
	(801) 584-3065		(801) 584-1143
	rrogers@myriad.com		sgleason@myriad.com

MYRIAD GENETICS REPORTS THIRD QUARTER FISCAL YEAR 2013 RESULTS

Third Quarter Revenue Up 21%; EPS Up 34% – Company Raises FY13 Guidance

Salt Lake City, May 7, 2013 – Myriad Genetics, Inc. (NASDAQ: MYGN) today announced results for its third fiscal quarter and nine months ended March 31, 2013. Revenue for the third fiscal quarter increased 21 percent over the same period in the prior year to $156.5 million. Third fiscal quarter earnings per diluted share were $0.46, an increase of 34 percent over the same period of the prior year.

“I am pleased with not only the solid revenue growth across all of our business segments during the third quarter but also the Company’s ability to drive financial leverage as we continue to invest in our extensive product pipeline,” said Peter D. Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “We are very optimistic regarding the future outlook as we seek to expand our core markets, diversify our business through new product introductions, and expand internationally.”

Third Fiscal Quarter 2013 Results

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Molecular diagnostic testing revenue in the third fiscal quarter equaled $148.4 million, an increase of 20 percent compared to the prior year period. Revenue from the Oncology segment equaled $95.8 million, an increase of 13 percent over the third fiscal quarter of 2012. Women’s Health revenue totaled $52.6 million, an increase of 35 percent over the same period in the prior year.

•	Revenue from the BRACAnalysis® test, which represented 74 percent of total revenue in the third quarter, was $115.4 million, a 9 percent increase over the same period of the prior year.

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Revenue from the COLARIS® and COLARIS AP® tests were $13.3 million, an increase of 19 percent compared to the third fiscal quarter of the prior year, and representing 9 percent of total revenue in the third quarter.

•	Revenue from the BART™ test, was $16.9 million, a 392% increase over the same period of the prior year and representing 11 percent of total revenue in the third quarter.

•	Revenue from Myriad’s other molecular diagnostic tests were $2.8 million which represented approximately 2 percent of total revenue in the third fiscal quarter.

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Companion diagnostic service revenue in the third fiscal quarter equaled $8.1 million, a 25 percent increase over the same period in the prior fiscal year. Companion diagnostic revenue represented 5 percent of total revenue and continued to benefit in the third fiscal quarter from the diabetes collaboration with Sanofi.

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Operating income was $57.9 million, an increase of 26 percent from the prior year period. Operating margin was 37 percent of revenues compared to 35.5 percent in the third quarter of the prior year. The improvement in operating income was primarily due to the operating leverage from both cost of revenue and general and administrative expenses and was achieved with the meaningful investments the Company continues to make in sales and marketing expansion and the build out of the Company’s international infrastructure.

•	Net income for the third fiscal quarter was $37.9 million, an increase of 28 percent over the $29.6 million reported in same period of the prior year.

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During the quarter the Company repurchased 1.7 million shares or $44.8 million of its common stock under its previously announced stock repurchase program. Third fiscal quarter diluted weighted average shares outstanding were 82.4 million as compared to 86.5 million in the same period of the prior year.

•	The Company ended the quarter with $462.3 million in cash, cash equivalents and marketable investment securities as compared to $466.7 million at March 31, 2012.

Year-to-Date Performance

•	Total revenue for the first nine months of fiscal 2013 was $439.1 million, an increase of 21 percent over the $363.0 million reported for the first nine months of fiscal 2012.

•	Operating income for the first nine months of fiscal 2013 was $162.1 million, an increase of 22 percent over the $133.0 million reported for the same period of the prior year.

•	Net income for the first nine months of fiscal 2013 equaled $103.1 million, an increase of 24 percent over the $83.0 million in the first nine months of the prior year.

•	In the first nine months of fiscal 2013, diluted earnings per share increased 29 percent to $1.23 compared to $0.96 for the same period in the prior year.

•	During the first nine months of the 2013 fiscal year, the Company repurchased 4.8 million shares of common stock for $124.7 million.

Business Highlights during the Third Quarter of Fiscal 2013

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Myriad received a worldwide exclusive license to the MITF gene from the Institute Gustave Roussy in Paris for use in predicting hereditary risk for melanoma and renal cell carcinoma. In a study published in the December 2011 issue of Nature, individuals identified with a mutation of the MITF gene had a 14-fold increase in lifetime risk for melanoma and renal cell carcinoma. The MITF gene was acquired for future inclusion in the Company’s hereditary cancer panel test.

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BRACAnalysis was classified as a preventive service under the Affordable Care Act ensuring that going forward, asymptomatic women with a qualifying family history can be tested with no patient out-of-pocket cost for all non-grandfathered, private, insurance plans. Already over half of all private insurance plans in the United States have lost their grandfathered status.

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The fourth clinical validation study for PROLARIS™ was published in the Journal of Clinical Oncology. The study found that PROLARIS correctly stratified 413 men who had undergone radical prostatectomy with 100% of patients with a low risk PROLARIS score having no recurrence of their prostate cancer compared to 50% in the high risk cohort seeing their prostate cancer aggressively return.

•	The Company announced a commercial partnership with its new homologous recombination deficiency test in patients being treated with PharmaMar’s PM1183 drug candidate.

Fiscal Year 2013 Outlook

The Company is raising its revenue expectations for fiscal year 2013 financial performance. Total revenue is now expected to be in a range of $595 million to $600 million, an increase to the previous guidance range of $575 million to $585 million. This represents 20 percent to 21 percent growth over our prior fiscal year. The Company is also increasing its guidance for fiscal year 2013 diluted earnings per share to $1.65 to $1.67, up from the previous guidance of $1.55 to $1.58 per share. The new range represents 27 percent to 28 percent growth over fiscal year 2012 diluted EPS. These projections are forward looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release. The Company will provide further detail on its business outlook during the conference call it is holding today to discuss its fiscal 2013 third quarter financial results.

Share Repurchase Program

Between May 2010 and March 2013, the Company repurchased $525 million of its outstanding common stock. In February 2013, our Board of Directors authorized the Company to repurchase an additional $200 million of our outstanding common stock. As of March 31, 2013, there is approximately $175 million available to repurchase shares under this authorization. The Company is authorized to repurchase shares from time to time through open market transactions or privately negotiated transactions as determined by management. The amount and timing of stock repurchases under the program will depend on business and market conditions, stock price, trading restrictions, acquisition activity and other factors.

Conference Call and Webcast

A conference call will be held on Tuesday, May 7, 2013, at 4:30 p.m. Eastern Time to discuss Myriad’s financial results for the third fiscal quarter of 2013. The dial-in number for domestic callers is (800) 617-7643. International callers may dial (303) 223-2680. All callers will be asked to reference reservation number 21654923. An archived replay of the call will be available for seven days by dialing (800) 633-8284 and entering the reservation number above. The conference call will also be available through a live Webcast at www.myriad.com.

About Myriad Genetics

Myriad Genetics is a leading molecular diagnostic company dedicated to making a difference in patients’ lives through the discovery and commercialization of transformative tests to assess a person’s risk of developing disease, guide treatment decisions and assess risk of disease progression and recurrence. Myriad’s portfolio of molecular diagnostic tests are based on an understanding of the role genes play in human disease and were developed with a commitment to improving an individual’s decision making process for monitoring and treating disease. Myriad is focused on strategic directives to introduce new products, including companion diagnostics, as well as expanding internationally. For more information on how Myriad is making a difference, please visit the Company’s website: www.myriad.com.

Myriad, the Myriad logo, BART, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, OnDose, Panexia and Prolaris are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F, MYGN-G

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s ability to drive financial leverage and continued investment in its extensive product pipeline; the Company’s optimism regarding the future outlook and expansion of its core markets, diversification of business through new product introductions, and international expansion; continued meaningful investments in sales and marketing expansion and the build out of the Company’s international infrastructure; the inclusion of the MITF gene in the Company’s hereditary cancer panel test; the Company’s fiscal year 2013 financial guidance under the caption “Fiscal Year 2013 Outlook;” and the Company’s strategic directives under the caption “About Myriad Genetics”. These “forward-looking statements” are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic tests and companion diagnostic services may decline or will not continue to increase at historical rates; risks related to changes in the governmental or private insurers reimbursement levels for our tests; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic tests and companion diagnostic services in a timely manner, or at all; the risk that we may not successfully develop new markets for our molecular diagnostic tests and companion diagnostic services, including our ability to successfully generate revenue outside the United States; the risk that licenses to the technology underlying our molecular diagnostic tests and companion diagnostic services tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with operating our laboratory testing facilities; risks related to public concern over our genetic testing in general or our tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to our ability to obtain new corporate collaborations or licenses and acquire new technologies or businesses on satisfactory terms, if at all; risks related to our ability to successfully integrate and derive benefits from any technologies or businesses that we license or acquire; the development of competing tests and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our tests; the risk of patent-infringement claims or challenges to the validity of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INCOME STATEMENTS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Nine Months Ended
	Mar. 31, 2013	Mar. 31, 2012	Mar. 31, 2013	Mar. 31, 2012
Molecular diagnostic testing	$148,384	$123,312	$416,304	$344,891
Companion diagnostic services	8,088	6,465	22,746	18,149

Total revenue	156,472	129,777	439,050	363,040

Costs and expenses:
Cost of molecular diagnostic testing	16,462	13,465	45,960	37,580
Cost of companion diagnostic services	3,872	3,763	11,585	10,127
Research and development expense	13,618	11,753	39,125	30,502
Selling, general, and administrative expense	64,602	54,700	180,294	151,799

Total costs and expenses	98,554	83,681	276,964	230,008

Operating income	57,918	46,096	162,086	133,032

Other income (expense):
Interest income	1,434	1,379	4,187	3,235
Other	(111)	6	(224)	(199)

Total other income	1,323	1,385	3,963	3,036

Income before income taxes	59,241	47,481	166,049	136,068

Income tax provision (benefit)	21,349	17,866	62,984	53,059

Net income	$37,892	$29,615	103,065	83,009

Earnings per share:
Basic	$0.47	$0.35	$1.27	$0.98
Diluted	$0.46	$0.34	$1.23	$0.96
Weighted average shares outstanding
Basic	80,375	84,403	81,219	84,715
Diluted	82,434	86,462	83,544	86,537

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Mar. 31, 2013	Jun. 30, 2012
Cash, cash equivalents, and marketable investment securities	$462,277	$454,224
Trade receivables, net	93,172	60,441
Other receivables	2,187	2,660
Inventory	7,136	11,574
Prepaid expenses	1,541	1,713
Equipment and leasehold improvements, net	26,875	24,231
Note receivable	21,000	19,000
Other assets	8,000	8,000
Intangibles, net	13,525	15,722
Goodwill	56,850	56,850
Deferred tax assets	36,465	36,220

Total assets	$729,028	$690,635

Accounts payable and accrued liabilities	$50,590	$42,913
Deferred revenue	3,031	2,054
Uncertain tax benefits	10,478	10,008
Stockholders’ equity	664,929	635,660

Total liabilities and stockholders’ equity	$729,028	$690,635

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